As filed with the Securities and Exchange Commission on July 14, 2011

Registration Statement No. 333-_______

United States SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM F-10 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

	Tanzanian Royalty Exploration Corporation
(Exact name of Registrant as specified in its charter)
Alberta	1041	N/A
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

Suite 404 - 1688 152nd Street, South Surrey, BC V4A 4N2 604-536-7873 (Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, DE  19808

888-690-2882

(Name, address (including zip code) and telephone number (including area code)

of agent for service in the United States)

Rosalind Morrow Borden Ladner Gervais LLP 40 King Street West, Toronto, ON Canada M5H 3Y4 416-367-6019	James E. Sinclair Chief Executive Officer Tanzanian Royalty Exploration Corporation Suite 404 - 1688 152nd Street South Surrey, BC Canada V4A 4N2 604-536-7873	Daniel B. Eng Locke Lord Bissell & Liddell LLP 44 Montgomery Street, Suite 2400 San Francisco, CA 94104 415-318-8803
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective.
Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box)

A.

 *

upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.

 ☒

at some future date (check the appropriate box below)

1.  *

pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2.  *

pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3.  *

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.  ☒

after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  *

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Units, each Unit consisting of one Common Share and a Warrant to purchase a Common Share at $7.00 per Common Share	4,237,289 Units	$5.90	$25,000,005	$2902,50
Common Share included as part of the Unit	4,237,289 Common Shares	-	-
Warrant included as part of the Unit	4,237,289 Warrants	-	-	-
Common Shares underlying Warrant	4,237,289 Common Shares	$7.00	$29,661,023	$3443.64
Underwriter Warrants	296,610 Warrants	$5.90	$1,750,000	$203.17
Common Shares underlying Underwriter Warrants	296,610 Common Shares	-	-	(1)
Total				$6549.32

(1)

No fee pursuant to Rule 457(g)

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine

PART I — INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in the provinces of British Columbia, Alberta and Ontario, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.  See “Plan of Distribution”.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Tanzanian Royalty Exploration Corporation., at its registered office, 1688 152nd Street, Suite 404, South Surrey, British Columbia Canada V4A 4N2, telephone 604-536-7873, and are also available electronically at www.sedar.com.

New Issue                                                                                                                                                                                 July 11, 2011

PRELIMINARY SHORT FORM PROSPECTUS

U.S.$25,000,005

4,237,289 Units

This short form prospectus qualifies the distribution (the “Offering”) of 4,237,289 units (each a “Unit”) in the capital of Tanzanian Royalty Exploration Corporation (“Tanzanian Royalty” or the “Company”) at a price of U.S.$5.90 per Unit (the “Offering Price”).  Each Unit consists of one common share of the Company (each, a “Common Share”) and one Common Share purchase warrant (each whole warrant, a “Warrant”). Each Warrant will entitle the holder thereof to acquire one Common Share (a “Warrant Share”) at an exercise price of U.S.$7.00 for a period of two (2) years following the Closing Date (as hereinafter defined).

The Units will be offered and sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of July 11, 2011 entered into between the Company and Casimir Capital Ltd. (the “Underwriter”).  The Offering Price was determined by negotiation between the Company and the Underwriter.  The closing of the Offering (the “Closing”) is expected to occur on July 18, 2011 but in any event no later than August 31, 2011 (the “Closing Date”).  See “Plan of Distribution”.

Price: U.S.$5.90 per Unit

	Price to the Public	Underwriter’s Fee(1)	Net Proceeds to the Company(2)

Per Unit	U.S.$5.90	U.S.$0.413	U.S.$5.487
Total (3)	U.S.$25,000,005	U.S.$1,750,000	U.S.$23,250,005

Notes:

(1)

The Company has agreed to pay the Underwriter a cash fee (the “Underwriter’s Fee”) equal to 7% of the gross proceeds of the Offering, less amounts previously paid to the Underwriter in connection with their acting as placement agent for the Company.  The Company will also issue to the Underwriter Compensation Warrants (as defined herein) equal to 7% of the total number of Units sold under the Offering.  Each Compensation Warrant will entitle the holder thereof to acquire one Common Share at a price of U.S.$5.90 for a period of two (2) years after the Closing Date.  See “Plan of Distribution”.

(2)

After deducting the Underwriter’s Fee but before the expenses of the Offering (including listing fees) estimated to be approximately U.S.$●, which will be paid from the proceeds of the Offering.

The following table sets out the number of Compensation Warrants that may be issued by the Company to the Underwriter.

Underwriter’s Position	Maximum Size or Number of Securities Available	Exercise Period or Acquisition Date	Exercise Price or Average Acquisition Price
Compensation Warrants(1)	296,610	Up to two (2) years after the closing of the Offering	U.S.$5.90
Total securities under option issuable to Underwriter	296,610	Up to two (2) years after the closing of the Offering	U.S.$5.90

Notes:

(1)

This short form prospectus also qualifies the issue by the Company of the Compensation Warrants.  See ‘‘Plan of Distribution’’.

This Offering is made by the Company, a foreign private issuer, under United States (“U.S.”) securities laws and is permitted, under a multi-jurisdictional disclosure system (“MJDS”) adopted by the U.S. and Canada, to prepare this short form prospectus in accordance with Canadian disclosure requirements.  Prospective investors should be aware that such requirements are different from those of the U.S.  The financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to the financial statements of U.S. companies.  Information regarding the impact upon the Company’s financial statements of significant differences between Canadian and U.S. GAAP is contained in Note 14 entitled “Reconciliation between Canadian and U.S. generally accepted accounting principles” to the audited consolidated financial statements for years ended August 31, 2010, 2009 and 2008, which are incorporated by reference into this short form prospectus.

Prospective investors should be aware that the acquisition or disposition of the securities described herein may have tax consequences both in the United States, Canada and elsewhere.  Such consequences may not be described fully herein.  Prospective investors should consult their own tax advisors with respect to such tax considerations.

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of a foreign country, that many of the Company’s officers and directors and experts named in this short form prospectus are residents of Canada or elsewhere outside of the United States, and that a substantial portion of the Company’s assets and the assets of such persons are located outside the United States.  See “Enforcement of Civil Liabilities”.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The disclosure in this short form prospectus, including the documents incorporated by reference herein, uses mineral resource classification terms and contains mineral resource estimates that comply with reporting standards in Canada that differ significantly from the requirements of the U.S. Securities and Exchange. Accordingly, the information contained in this short form prospectus and the documents incorporated by reference herein describing the Company’s mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws (see the discussion under the heading, “Cautionary Note to United States Investors Regarding Estimates of Reserves and Measured, Indicated and Inferred Resources,” for more information).

The issued and outstanding Common Shares of the Company are listed on the Toronto Stock Exchange (“TSX”) under the trading symbol “TNX”, and on the NYSE Amex Equities (“AMEX”) under the trading symbol “TRX”. On July 8, 2011, the last trading day before the public announcement of the Offering and the filing of this short form prospectus, the closing price of the Common Shares was Cdn. $6.31 on the TSX and U.S. $6.35 on the AMEX.  The Company has applied to list on the TSX and the AMEX: (i) the Common Shares included in the Units, and (ii) the Common Shares issuable pursuant to the exercise of the Warrants included in the Units and the Compensation Warrants.  Successful listing of such Common Shares will be subject to the Company fulfilling all of the listing requirements of the TSX and the AMEX, respectively.

An investment in the securities offered hereunder is speculative and involves a high degree of risk. An investment in the Units should only be made by persons who can afford the total loss of their investment. The risk factors identified under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Information and Statements” in this short form prospectus should be carefully reviewed and evaluated by prospective subscribers before purchasing any securities being offered hereunder.

Currently, there is no market through which the Warrants may be sold and no such market is expected to develop.  Purchasers may not be able to resell the Warrants comprising part of the Units purchased under this short form prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation. See “Risk Factors”. The Company does not intend to apply to list the Warrants distributed under this short form prospectus on the TSX or the AMEX.

Although the Company expects that the net proceeds from the Offering will allow it to meet its mine development requirements, mineral property acquisition opportunities and working capital requirements to the end of 2012, additional financing may be required, including without limitation, mining investment decisions in the normal course of business.  See “Use of Proceeds” and “Risk Factors”.

The Underwriter offers to purchase, on a bought deal basis, the Units, in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution”, subject to the approval of certain legal matters on behalf of the Company by Borden Ladner Gervais LLP and on behalf of the Underwriter by Norton Rose OR LLP.  Subscriptions will be received subject to rejection, in whole or in part, and the right is reserved to close the subscription books at any time without prior notice.

On the Closing Date, the Common Shares and Warrants comprising the Units will be available for delivery in book entry form either through CDS Clearing and Depository Services Inc. (“CDS”) or its nominee and will be deposited with CDS, or through the Depository Trust & Clearing Corporation (“DTCC”) and will be deposited with DTCC.  Purchasers of Common Shares and Warrants comprising the Units will receive only a customer confirmation from the registered dealer that is a CDS participant or DTCC participant and from or through which the Units are purchased.

In connection with the Offering, the Company will issue to the Underwriter non transferable compensation warrants (the “Compensation Warrants”) entitling the Underwriter to purchase, in the aggregate, that number of Common Shares that is equal to 7% of the aggregate number of Units sold pursuant to the Offering. Each Compensation Warrant will be exercisable to acquire one Common Share at a price of US$5.90 at any time prior to 5:00 pm (Toronto time) on the date which is two (2) years from the Closing Date.

Investors should rely only on the information contained or incorporated by reference in this short form prospectus. The Company has not authorized any person to provide different information. The Units may be sold only in those jurisdictions where offers and sales are permitted. This short form prospectus is not an offer to sell or a solicitation of an offer to buy Units in any jurisdiction where it is unlawful. The information contained in this short form prospectus is accurate only as of the date of this short form prospectus regardless of the time of delivery of this short form prospectus or of any sale of the Units, except in the case of documents incorporated or deemed to be incorporated by reference into the short form prospectus subsequent to the date hereof.  Information contained on the Company’s website shall not be deemed to be a part of this short form prospectus or incorporated by reference herein and may not be relied upon by prospective investors for the purpose of determining whether to invest in the securities qualified for distribution under this short form prospectus.

Unless otherwise indicated, all information in this short form prospectus assumes that none of the Company’s outstanding restricted share units or other securities convertible into or exchangeable for Common Shares are exercised.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

Certain statements contained in this short form prospectus, including the documents incorporated herein by reference, constitute forward-looking information or forward-looking statements within the meaning of applicable Canadian securities laws and United States securities laws which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs as at the date of such statements of information, including, among other things, assumptions with respect to exploration, royalty revenues, future capital expenditures and cash flow.  All statements other than statements of historical fact may be forward-looking statements.  Forward-looking statements are often, but not always identified by the use of words such as “seeks”, “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in the forward-looking statements.  By its nature, forward-looking information involves numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur. These statements appear in a number of places in this short form prospectus and in the documents incorporated herein by reference and include, but are not limited to, statements and information relating to the following:

§	the Company’s current intent, belief or expectations primarily with respect to its business objectives and plans;
§	future trends in the Company’s industry;
§	estimates and types of mineral resources and mineral reserves;
§	realization of mineral resource estimates;
§	timing and amount of estimated future exploration, permitting and production;
§	costs of exploration, permitting and production;
§	future production costs and volumes;
§	capital expenditures;
§	mineral grades;
§	exploration and expansion plans;
§	expected market fundamentals and prices;
§	availability of equipment and supplies;
§	success of mining operations;
§	the Company’s processing technologies;
§	global economic growth and industrial demand;
§	environmental risks;
§	unanticipated reclamation expenses;
§	title disputes or claims;
§	limitations on insurance coverage;
§	production of gold concentrates by the Company’s operations;
§	future gold prices and charges;
§	future royalties;
§	changes in global gold inventories;
§	currency exchange rates;
§	costs of energy, materials and supplies;
§	future effective tax rates; and
§	future benefits costs.

Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, the following assumptions:

§	future prices for gold and other precious metals;
§	future currency and exchange rates;
§	the Company’s ability to generate sufficient cash flow from operations and access capital markets to meet its future obligations;
§	the absence of material changes to the regulatory framework representing royalties, taxes and environmental matters in Tanzania;
§	gold and other precious metal exploration and future production levels; and
§	the Company’s ability to obtain and retain qualified staff and equipment in a timely and cost- efficient manner to meet the Company’s demand.

The Company believes that the expectations reflected in the forward-looking statements are reasonable but readers are cautioned that it would be unreasonable to rely on any such forward-looking statements as creating any legal rights, and that the forward-looking statements are not guarantees and may involve known and unknown risks and uncertainties, and that actual results are likely to differ (and may differ materially) and objectives and strategies may differ or change from those expressed or implied in the forward-looking statements as a result of various factors.  Such risks and uncertainties include but are not limited to risks relating to the Company, the mining industry, the market, the securities of the Company and the Offering and other factors referenced under the “Risk Factors” section in this short form prospectus and in the Company’s Annual Report on Form 20-F for the fiscal year ended August 31, 2010 as filed with the United States Securities and Exchange Commission (“SEC”) on November 29, 2010.  Actual results and developments are likely to differ, and may differ materially, from those expressed or implied by the forward-looking statements contained in this short form prospectus.

All written and oral forward-looking statements or information attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. The Company assumes no obligation to update publicly or otherwise revise any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable securities laws. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

CURRENCY AND EXCHANGE RATE INFORMATION

Unless otherwise specified, in this short form prospectus all dollar amounts are stated in United States dollars and all references to “dollars”, “$” or “U.S. $” are to United States dollars.  All references to “Cdn. $” are to Canadian dollars.

On July 8, 2011 the noon buying rate for one Canadian dollar in United States dollars specified by the Bank of Canada was US$1.0387.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, which the Company has filed with the various securities commissions or similar authorities in Canada and the United States, are specifically incorporated by reference and form an integral part of this short form prospectus:

  The Company’s annual information form (in the form of an Annual Report on Form 20-F, as amended by Form 20-F/A, excluding the annual audited consolidated financial statements for the years ended August 31, 2010, 2009 and 2008) for the fiscal year ended August 31, 2010 (the “Annual Information Form”);
  The audited annual consolidated financial statements of the Company as at August 31, 2010 and 2009 and for each of the years in the three-year period ended August 31, 2010, together with the notes thereto and the auditors’ report thereon;
  The management’s discussion and analysis of financial condition and results of operations of the Company for the year ended August 31, 2010;

  The unaudited interim consolidated financial statements of the Company for the six months ended February 28, 2011 and 2010, together with the notes thereto;
  The management’s discussion and analysis of financial condition and results of operations of the Company for the six months ended February 28, 2011;
  Material change report of the Company dated December 21, 2010 in respect of the successful bid for Buckreef Gold Mine Re-Development Project in Northern Tanzania;
  Material change report of the Company dated April 15, 2011 in respect of the increase in the Buckreef Gold Project Resource Base;
  Management Information Circular of the Company dated January 13, 2011 distributed in respect of the Annual Meeting of Shareholders held on February 22, 2011; and
  Technical Report dated June 28, 2011 entitled “Update National Instrument 43-101 Technical Report on Tanzanian Royalty Exploration Corporation’s Buckreef Gold Project in Tanzania” prepared by Venmyn Rand (Pty) Limited by Fiona Harper, Andrew Neil Clay and Peter Zizhou (the “Buckreef Technical Report”) in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects adopted by the Canadian Securities Administrators (“NI 43-101”).

Any annual information form, annual or interim financial statements and related management’s discussion and analysis, material change report (other than a confidential material change report), business acquisition report, information circular or disclosure document or report of foreign issuer filed pursuant to an undertaking to a Canadian securities regulatory authority filed by the Company with any securities commission or similar regulatory authority in Canada or filed with or furnished to the SEC subsequent to the date of this short form prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference into this short form prospectus, as well as any other document so filed by the Company which expressly states it to be incorporated by reference into this short form prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this short form prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed in its unmodified or superseded form to constitute part of this short form prospectus.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Tanzanian Royalty Exploration Corporation, at 1688 152nd Street, Suite 404, South Surrey, British Columbia, Canada, V4A 4N2, telephone (604) 536-7873. These documents are also available on SEDAR at www.sedar.com under the Company’s profile.

In addition to the Company’s continuous disclosure obligations under the securities laws of certain of the provinces of Canada, the Company is subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance therewith the Company files with or furnishes to the SEC reports and other information.   These reports and other information that the Company files with or furnishes to the SEC may be prepared in accordance with the disclosure requirements of Canada, which differ in certain respects from those in the United States.  Copies of any documents that the Company has filed with the SEC may be read and copied at the SEC’s public reference room at Room 1500, 100F Street N.E., Washington, D.S., 20549.  Copies of the same documents may also be obtained from the public reference room of the SEC by paying a fee.  Please call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms.  The SEC’s EDGAR Internet site also contains reports and other information about the Company and any public documents that the Company files electronically with the SEC.  The EDGAR site can be accessed at www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation incorporated and governed by the Business Corporations Act (Alberta).  Some of the Company’s officers and directors, and experts named in this short form prospectus, are residents of Canada or elsewhere outside of the United States, and a substantial portion of the Company’s assets and the assets of such persons are located outside the United States.  As a result, it may be difficult for investors in the United States to effect service of process within the United States upon such directors, officers and representatives of experts who are not residents of the United States or to enforce against them judgments of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities laws of any state within the United States.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING ESTIMATES OF RESERVES AND MEASURED, INDICATED AND INFERRED RESOURCES

The disclosure in this short form prospectus, including the documents incorporated by reference herein, uses mineral resource classification terms that comply with reporting standards in Canada, and certain mineral resource estimates are made in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all reserve and resource estimates contained in or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101. These standards differ significantly from the requirements of the SEC, and reserve and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies.

This short form prospectus includes mineral reserve estimates that have been calculated in accordance with NI 43-101, as required by Canadian securities regulatory authorities. For United States reporting purposes, SEC Industry Guide 7 (under the Exchange Act), as interpreted by the staff of the SEC, applies different standards in order to classify mineralization as a reserve. As a result, the definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Industry Guide 7. Under SEC standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Among other things, all necessary permits would be required to be in hand or issuance imminent in order to classify mineralized material as reserves under the SEC standards. Accordingly, mineral reserve estimates contained in this short form prospectus may not qualify as “reserves” under SEC standards.

In addition, this short form prospectus uses the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” to comply with the reporting standards in Canada. The Company advises prospective investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into SEC defined mineral reserves.

TANZANIAN ROYALTY EXPLORATION CORPORATION

Company History

The Company was originally incorporated under the corporate name “424547 Alberta Ltd.” in the Province of Alberta on July 5, 1990, under the Business Corporations Act (Alberta). The name of the Company was changed to “Tan Range Exploration Corporation” on August 13, 1991. The name of the Company was again changed to “Tanzanian Royalty Exploration Corporation” on February 28, 2006. On March 7, 2008, the Company amended its articles to increase the maximum number of directors from nine (9) to eleven (11). The Company is also registered in the Province of British Columbia as an extra provincial company under the Business Corporations Act (British Columbia).

Inter-corporate Relationships

Summary Description of the Company’s Business

The Company is a mineral resource company with exploration stage properties, which engages in the acquisition of interests in and the exploration of natural resource properties. The Company commits its own resources to the initial evaluation of mineral properties and in select situations, if and when warranted, the Company enters into joint venture agreements with other corporations to further the exploration of such properties, in exchange for annual rental/option payments and post-production royalty payments. At present, the Company’s natural resource activities do not generate any income from production.

The Company’s main area of interest has been in the exploration of gold properties, with a primary focus on exploring for gold properties in Tanzania. Tanzania remains the focus of the Company’s exploration activities.

In the Company’s view, its use of a joint venture and royalty strategy in addition to direct exploration and development offers investors leverage to precious and base metal prices with lower risk and shareholder dilution. Future production royalties from any producing properties discovered by the Company’s joint venture partners would provide the Company with a direct interest in the mine’s cash flow, with exposure to any benefits from new discoveries and production growth, but without the capital obligations, and environmental and social liabilities, associated with direct ownership.

Recent Developments

On December 21, 2010, the Company announced it was the successful bidder for the Buckreef Gold Mine Re-development Project in northern Tanzania (the “Buckreef Project”).  Under the definitive joint venture agreement expected to be signed in due course with the State Mining Corporation of Tanzania (“Stamico”), the Company will hold the right to earn a 55% interest in the Buckreef Project.  Geological consultants are reviewing the database for the Buckreef Project in order to prioritize targets for a large scale exploration program that the Company expects to get underway in the coming months.    See “Mineral Properties”.

On February 24, 2011, the Company announced changes at the executive level, with James E. Sinclair being appointed to the positions of President and Chief Executive Officer, while Joseph K. Kahama, formerly President of the Company, was appointed to the position of Chairman and Chief Operating Officer (Tanzania).  Mr. Steven van Tongeren was appointed as Chief Financial Officer, replacing Regina Kuo-Lee who was appointed to the newly created executive position of Corporate Controller.  In addition, Dr. Abdulkarim Hamisi Mruma joined the Company’s board of directors.

Mineral Properties

The following discussion regarding the Buckreef Project in Tanzania is summarized from the Buckreef Technical Report, which is incorporated herein by reference.

Property, Ownership and Location

The Company is the holder of numerous gold mineral assets in the Tanzanian goldfields, two of which include the Kigosi and Lunguya eluvial gold deposits. In December 2010, the Company signed a binding heads of agreement with Stamico. The Company will have the right to earn a 55% interest in the Buckreef Project, with Stamico holding the remaining 45%. A Definitive Joint Venture Agreement governing ownership and management of the Buckreef Project is expected to be signed in due course. The Buckreef Technical Report reviewed and documented the techno-economic parameters for the Buckreef Project only.

The Buckreef Project is located in north central Tanzania immediately to the south of Lake Victoria, in the Mwanza Provincial District. The Buckreef Project is situated 110km southwest of Mwanza and is accessed by unpaved roads and an airstrip. The project comprises the dormant Buckreef Gold Mine and four prospects with known mineralisation namely, Buckreef, Buziba, Tembo and Bingwa.

Geology and Mineralisation

The Buckreef and Buziba gold deposits are classified as medium grade orogenic gold deposits hosted by mafic volcanic sequences of the eastwest trending Archaean Rwamagaza Greenstone Belt (“RGB”) within the Lake Victoria Goldfields (“LVG”) of the Tanzanian Craton. The Buckreef deposit is hosted by a steeply dipping, northeast-southwest trending brittle-ductile shear zone with an early phase of iron rich carbonate alteration, re-brecciation, felsite intrusion and a later phase of auriferous quartz veining.

The Buziba deposit is a more disseminated mineralising system developed in zones of eastwest trending cleavage development and porphyry dyke intrusion, within a sequence of pillow meta-basalts and minor ultramafic rocks. The gold at Buziba is associated with a series of variably deformed quartz-carbonate-hematite-magnetite-pyrite veins displaying pervasive silicification and sericitisation.

Regional Geological Setting

The Buckreef Project is situated within the LVG of northern Tanzania, which consists of a number of eastwest trending, linear, Archaean greenstone belts, which are separate granite-gneiss terrains within the Tanzanian Craton of east Africa. The LVG is the third largest gold producing region of Africa, surpassed only by the Witwatersrand Basin in South Africa and the Tarkwa region of Ghana. Numerous gold occurrences have been identified in the LVG, and new discoveries continue to be made. Since 1998, when the first mine, Golden Pride was commissioned, four additional large scale mines namely, Geita, Bulyanhulu, North Mara, and Tuluwaka have come into production. Geita and Bulyhanulu are considered world-class deposits, together representing in excess of 35Moz of gold resources.

The greenstone belts comprise mafic volcanics, pyritic sediments, tuffs, banded iron formation, chert, and felsic volcanics, collectively known as the Nyanzian Group. The metamorphic grade of the Nyanzian Group is lower to middle greenschist facies, and two major deformational episodes have been identified. Amphibolite facies metamorphic rocks are exposed in the western portions of the belt near Tulawaka Mine, but in general higher grade metamorphic complexes are rare.

The greenstone belt sequences have geological and structural similarities to major gold districts in the Canadian Shield (Val d´Or, Kirkland Lake) and the Yilgarn Craton in Western Australia (Kalgoorlie, Laverton, Leonora, Kambalda & Southern Cross).

Gold mineralisation within the LVG occurs in a number of styles including:

•	quartz veins within minor brittle lineaments, most commonly worked on a small scale by artisanal workers, due to their limited extent and erratic gold distribution;

•	mineralisation within major ductile shear zones;

•	mineralisation associated with replacement of iron formation and ferruginous sediments; and

•	Felsic (porphyry) hosted mineralisation, such as within the RGB.

Regardless of the geological environment, it is accepted that structural control on the emplacement of the mineralisation is critical. The following structural features have proven to be important foci of gold mineralisation:

•	structural lineaments trending at 120º;

•	flexures and splays to the 120º trend (such as at Golden Pride);

•	structural lineaments at 70º (such as at Golden Ridge); and

•	granite-greenstone contacts (such as at the Ushirombo and Rwamagaza Greenstone belts).

Local Geological Setting

The Buckreef Project area covers the eastern portion of the eastwest trending RGB, which forms part of the Sukumaland Greenstone Belt.

The Sukumaland Greenstone Belt is oval shaped and is defined by two intermittently exposed belts of meta-volcanic and meta-sedimentary rocks that surround a core of granitoids and gneisses. The inner belt comprises an older, Lower Nyanzian sequence characterised by basaltic and andesitic lavas and tuffs, whilst the outer, younger, Upper Nyanzian succession consists of banded iron formation and tuffs. The understanding of the geology in the region has been hampered by the lack of outcrop (less than 2%). Isotopic dating suggests that the sequences are approximately 2.6Ga in age and although no contact between the outer and inner belts is exposed, a general trend of younging outwards is considered valid.

Within the Sukumaland Greenstone Belt, the RGB consists of a sequence of poorly outcropping basaltic flows with well preserved volcanic features such as varioles, pillows, and flow top breccias. The mafic sequences consist of komatiitic basalts to the south and tholeitic basalts in the north, separated by the Rwamagaza Shear Zone. Aeromagnetic data and minor outcrop, indicate the presence of a number of elongate discontinuous, serpentinised, sheared ultramafic bodies parallel to the flow stratigraphy, which could represent either intrusive bodies or the cumulate portions of thick, magnesium rich basaltic lava flows.

Large batholithic granites intrude the RGB and the possibility exists that the RGB forms part of a much larger belt that has been dissected by the intrusions. Aeromagnetic surveys over Buckreef indicate the presence of granites at depth.

The mafic-ultramafic sequence is strained to varying degrees, with the highest strain occurring in the central area of the tenements, where the belt is thinnest. In this area, the dominant rock type is mafic schist. Toward the thicker (less attenuated) eastern and western parts, the schists forms thinner more discrete zones of high strain separating areas of relatively unstrained ultramafic lithologies. The granitoids are generally unstrained and hence assumed to be post peak deformation. A large portion of the basalts to the southeast of Nyarugusu are hornfelsed, suggesting the presence of granite at shallow depths beneath them.

The tectonic evolution of the RGB is very poorly understood. Aeromagnetic data reveals several generations of crosscutting, late stage, brittle-ductile faults and shears, which offset flow stratigraphy and have locally been intruded by the felsic porphyries and by a late stage dolerite dykes. Early formed ductile structures are not easily defined in aeromagnetic data and there is evidence of shear zones that parallel the stratigraphy.

The RGB has been subjected to a phase of laterite development, with formation of predominantly iron rich ferricrete caps, which were subsequently extensively eroded and only isolated remnants of laterite remain in situ. Furthermore, these remnants are largely re-cemented transported laterites. As a consequence of this period of erosion, the weathering profile across the belt is relatively shallow across both Buckreef and Buziba Prospects. Major zones of secondary enrichment are therefore not developed at either Buckreef or Buziba, but there is evidence of localised enrichment in the shallow oxidation profiles in both areas. The RGB in general is covered by a thin layer of elluvial regolith, which is amenable to standard soil sampling techniques.

The prospect host rocks comprise meta-basalt, which are generally un-deformed but metamorphosed to lower greenschist facies grades. At Buckreef interflow units of predominantly pelitic and cherty sediments occur, as well as a variety of porphyritic textured, dyke and vein like felsic intrusions along crosscutting structures or sub-parallel to flow stratigraphy.

A non-penetrative deformation fabric is developed at Buziba, which dips steeply to the south, sub-parallel to the stratigraphy. Individual zones in which this fabric is well developed cannot be traced for distances of more than a few hundred metres on drill sections but a number of such zones occur throughout the 200m of thickness of stratigraphy, which hosts the mineralisation.

Exploration Concept

The Buckreef Gold Mine was an underground mine operated by the Tanzanian State during the late 1980s. Apart from the state, several previous owners of the project undertook numerous exploration programmes including aeromagnetic, helicopter borne IP, ground magnetic and soil geochemistry surveys, as well as extensive Reverse Circulation (“RC”), Aircore (“AC”) and diamond drilling programmes.

Iamgold Corporation (Iamgold), the former owner of the project, verified the historic drilling data, undertook additional exploration and defined Joint Ore Reserves Committee (“JORC”) compliant Mineral Resources in 2006. In total, the exploration programme included approximately 30,000 soil samples, 202,000m of RC drilling, 124,000m of AC drilling and 28,000m of diamond core drilling. An unconfirmed estimate for the historic exploration expenditure is U.S. $23 million. (Iamgold 2009).

Metallurgical testwork programs were undertaken on both the Buckreef and Buziba ores types. The testwork on Buckreef ore indicated that oxide and transitional ore types were amenable to treatment using typical carbon-in-leach (CIL) processing techniques and fresh ore may benefit from flotation and a finer grind with recoveries anticipated to be in the low 90%s. The testwork results for Buziba ore indicated that it is amenable to treatment using gravity and CIL processing techniques. Metallurgical recoveries for Buziba ore were anticipated to be in the low to mid 90%s. Heap leaching testwork indicated that, at a 25mm-50mm crushing size fraction in oxide ore, a 75% recovery could be anticipated, whilst transitional and fresh ore recoveries were lower, at 35% to 50%.

Status of Exploration

The Buckreef Project is an Advanced Exploration Project heading to Feasibility study with total NI 43-101 compliant Measured, Indicated and Inferred resources of 47.32Mt @ 1.39 g/t Au [2.12M oz] at 0.5g/t Au cut-off grade in four deposits at Buckreef, Tembo, Bingwa and Buziba. The Buckreef Project also consists of a fifth prospect, the Eastern Porphyry, that is currently the focus of further detailed exploration work to define a potential NI 43-101compliant resource estimate.

Since December 2010, the Company has completed a preliminary due diligence of previous exploration work, completed preliminary planning on expansion and follow-up exploration programs and has commenced undertaking further exploration activities on the Buckreef Project as briefly summarized for each prospect below.

Eastern Porphyry Prospect

The Eastern Porphyry Prospect is located on the strike extension of the ENE-WSW trending, 5-30m wide, brittle-ductile fault zone within relatively undeformed mafic volcanics immediately east of the main Buckreef Mine. Previous wide-spaced exploration drilling defined the presence of finely disseminated pyrite and quartz veining slivers of persistent but discontinuous sub parallel zones of quartz porphyry units hosted in the main fault zone.

An additional 2,400m of RC and 600m of Diamond Core drilling are planned to commence in October 2011.

Tembo Prospect

Tembo Prospect, located in an adjacent but sub-parrallel shear zone to the regional ENE-WSW trending Rwamagaza main shear zone, lies approximately 3km south-west of the main Buckreef Mine. Gold mineralisation at Tembo is hosted within grey quartz stringers, veinlets and boudins all tightly constrained by east-west shears hosted in basaltic volcanic units.

An additional 1,500-2,000m of RC and 180m of Diamond Core drilling are planned to commence in November 2011. The RC drilling is planned to test the strike and down-dip extension to the east of the main Tembo deposit while the core drilling is to accommodate additional metallurgical and specific gravity analytical test-work.

Bingwa Prospect

Bingwa lies at the northern margin of the RGB adjacent to a sheared contact with a granitic intrusive and approximately 4km east of Buckreef. Gold mineralisation, associated with quartz veining in strongly foliated and altered greenstone in a shear zone abutting the granitoid contact, has been identified by drilling over a strike length of 350m and up to 100m below surface with the main zone of mineralisation occurring over a strike length of 150m.

The majority of the mineralisation defined to date lies in the oxide zone, which extends to 40 to 60m below surface. An additional 1,500m of RC and 180m of Diamond Core drilling are planned to commence in mid-November 2011. The RC drilling is planned to test the SW strike and potential down-dip extension of the main Bingwa deposit while the core drilling is to accommodate additional metallurgical and specific gravity analytical test-work.

Buziba Prospect

The Buziba Prospect is located approximately 20km east of Buckreef and the gold mineralisation is also similarly hosted in pillowed mafic rocks intruded by a suite of feldspar porphyry dyke slivers. Of immediate interest to the Company is the presence of a surficial laterite-cemented quartz rubble deposit previously targeted by artisinal miners.

The Company commenced a pitting and bulk sampling program in June 2011. The program is ongoing and it is planned to complete bulk sampling of a total of 50 pits to effectively assess the potential tonnage and grade distribution of this potentially economic resource.

Development and Operations

Apart from historic mining on the Buckreef Project, no mining operations or development have yet commenced by the Company.

Buckreef Main Prospect

The Buckreef Mine was developed on an ENE-WSW trending, 5-30m wide, brittle-ductile fault zone within relatively undeformed mafic volcanics. The fault zone contains early, pervasive iron carbonate alteration which has undergone later brittle fracturing and brecciation with re-cementation by multiple events of grey to white quartz veining. Finely disseminated pyrite occurs in halos surrounding the zones of quartz veining. The degree of quartz veining is directly related to the tenor of gold mineralisation. Deep drilling implies higher grade shoots plunging steeply to the north.

The mineralised structure at Buckreef has been clearly but not exhaustively defined geologically in terms of alteration and deformation styles and the resources are well constrained. Buckreef North and Main Zones comprise by far the largest portion of the known resource. The Main Zone strikes for 600m dips steeply to the west and is known to extend to at least 400m below surface. The Buckreef North Zone extends for 250m, also dips steeply to the west and has been intercepted in drilling 400m below surface.

Gold mineralisation at Buckreef is non-refractory in both fresh and oxide material and is associated with small amounts of fine grained pyrite within the grey quartz veining. The Company has invited tenders from several reputable organisations to initiate a Bankable Feasibility Study as part of the process to fast track the project to production in the next 18-24 months.

Buckreef Tailings Retreatment Project

As part of the due diligence conducted at Buckreef, the Company established the presence of serviceable and functional slurry tailings processing pits that were part of the main ore processing plant when Buckreef Mine was briefly operational in the 1980’s. The Company has subsequently commenced a detailed inventory of the grade and tonnage of the existing tailings dump at Buckreef Mine and also several third party tailings dumps within a 20km radius of the mine. The Company plans to augment the existing tailings stockpile at its Buckreef yard through outright purchasing and accumulate a suitable tonnage of around 600,000 tonnes after which a gold tailings retreatment program is planned to commence operations by December 2011.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Buckreef Project is situated in the Geita district, approximately 110km southwest of Mwanza, in the Lake Victoria region of Tanzania. The hinterland northwest of Dar es Salaam is connected by a poorly maintained bitumen road, unreliable train service and several daily commercial flights. Mwanza is the nearest major population centre to the project, approximately 60km northeast of Buckreef, and is the second largest city in Tanzania with a population of one million people.

Access to the project area is via ferry from Mwanza across Smiths Sound, then via sealed road through the township of Geita. Alternative access is via sealed road through Shinyanga and Kahama, and subsequently via gravel road north to Bulyanhulu and then west to Nyarugusu.

The project can also be accessed by scheduled light aircraft flights (Coastal Air Services) from Mwanza to the airstrips located at Bulyanhulu or Geita Gold Mines, or more directly by charter to the bush airstrips located at Buckreef Mine or Nyarugusu Village.

Access to Buziba, is on the Nyarugusu track turning south at the Main Reef Mine junction to Nyarugusu Village, which is located 25km east of Buckreef Mine.

The infrastructure at the Buckreef project area is generally poor and unpaved roads are poorly maintained rendering access during the rainy season difficult. The project area is densely populated with individual kraals and agglomerations of dwellings related to transient artisanal gold mining activities.

Exploration logistics, supplies and labour are largely provided from Mwanza and where possible, sourced locally from the villages of Rwamgasa and Nyarugusu and Geita township. Local small pastoral villages are poor sources of logistical support and communication in the area is provided by a modern cell phone network, which has coverage in virtually all sectors of the LVG.

The surface rights are sufficient for future mining operations, processing plant, waste sites and TSF sites. Power and water availability are adequate for current requirements and will be upgradable to meet future mining requirements. In December 2007, Lorax Environmental was requested to conduct a study to identify suitable dam sites for a dam dedicated to supply water to the proposed Buckreef Mine site. In total 11 sites were identified and will be further investigated as the project progresses to Pre-feasibility study stage.

Climate, Vegetation and Physiography

The Buckreef Project area consists of gently rolling low hills at an average elevation of 1,210m to 1,250mamsl, with flat alluvium deposits and black cotton (Mbuga) soil filled valleys. The original vegetation has been modified by subsistence farming and tree clearing (mainly for charcoal), to mixed crops and open grassland. Certain areas have been damaged by overgrazing.

The climate is temperate, with sub-humid moderate temperatures all year round. There are two rainy seasons, the minor wet season occurs in November whilst the main wet season peaks in April. The water table varies markedly from season to season which can have an effect on drilling conditions. Consequently the dry season, occurring between May and September is preferable for drill programs and field operations. During the wet seasons access is limited across Mbuga soils.  See “Risk Factors”.

History

The LVG was discovered in 1894 by German explorers and significant exploitation began in the 1930s at the Geita Gold Mine. Several small gold mines exploiting near surface reefs, operated throughout the RGB, particularly near the village of Rwamagaza. By 1940, Tanzania was producing 4.5tpa of gold (Au).

Gold bearing quartz veins were reported from the current Buckreef Mine area in 1945 and reports from the 1950s attest to ongoing production at a number of localities near Rwamagaza, including the Buckreef area. The extent of the small scale local and colonial mining activities is evident from the numerous pits and adits covering the entire Buckreef tenement, however no production figures are available.

An airborne geophysical survey was flown during 1959 over the RGB, in a joint effort between the United Nations and the Tanzanian Mineral Resources Division, with a ground magnetic survey follow-up between 1965 to 1968. The Buckreef quartz vein hosted deposit was rediscovered in 1965 and followed-up by drilling by the Tanzanian Mineral Resources Division.

The Buckreef Mine was an underground mine exploited in the name of the Buckreef Gold Mining Company approved by Stamico in 1972 and the exploration and mining activities during this period are summarised in the table below. The mining ceased in 1990 due to a number of operational reasons and the mine flooded. Approximately 100,000t of Run of Mine (RoM) ore was mined at a diluted grade of approximately 3g/t Au to 4g/t Au. In 1994, the Buckreef Redevelopment Agreement was signed between the State of Tanzania and East Africa Mines Limited (“EAM”) and additional surface and subsurface gold resources were identified.

Post 1990, a new phase of modern exploration focused on potential Archaean deposits in the Lake Victoria region and the LVG developed after significant gold discoveries.

EAM explored 40km of contiguous strike length of the RGB. During that time (2003) Spinifex Gold, the original parent company to East Africa Mines, merged with Gallery Gold Limited of Australia. Gallery then became the parent company of East Africa Mines. Iamgold Corporation acquired Gallery Gold in March 2006 and held the Buckreef project until July 2009.

Summary Buckreef Exploration and Mining between 1960 and 2003

DATE	EXPLORATION UNDERTAKEN
1960	13 diamond drill holes by UNDP (12 in current database, UNBR01-12) identified a “possible ore zone 107m long, 8m wide and extending to 122m depth.
1968	13 diamond drill holes by Tanzanian Mineral Resources Division (MRD01-13).
1970s	Early 1970s Underground development on 30m and 61m levels by Williamson Diamonds Ltd. Indicated ore reserve of 106,000t @ 8.7g/t Au between 23m and 76m levels using minimum mining width of 1.5m
1972	Tanzanian government approved investment decision and Buckreef Gold Mining Company (BGMC)
1973-1979	Further underground development and 3 diamond drill holes (BGMDD01-03) by BGMC.
1978-1981	Treatment plant and other facilities established with financial assistance from Swedish International Development Agency
1982-1988	Gold production commenced but reached only 25-40% of forecast targets. Production figure unavailable.
1988	Review of operations by British Mining Consultants Ltd who found Buckreef assay laboratory assays 65% higher than overseas check assays
1990	Mining ceased and workings flooded. Total ore extracted estimated at approximately100,000t @ 3-4g/t Au
1992	Aircore, RC and diamond drilling by East African Mining Corporation (now East Africa Gold Mines Ltd)
Source : Hellman and Schofield 2007

Ownership

Prior Ownership

Originally, the Buckreef Project was an advanced exploration project held by Iamgold Tanzania (IAGT) prior to July 2009. The “Agreement to Redevelop the Buckreef Gold Mine (ARBGM)” between Iamgold and the Ministry for Energy and Minerals included at that point, a single Mining Licence and 12 Prospecting Licences covering 98.19km2.

In July 2009, IAGT applied to surrender all licenses relating to the ARBGM, effective 25th October 2009, and the Commissioner for Minerals withdraw all license applications relating to the ARBGM.

The Company’s Interest

In 2010, the Company was invited by Stamico (for the Ministry of Energy and Minerals), to tender for the opportunity to negotiate a Joint Venture agreement with respect to the Buckreef Project. The Company was awarded the tender, as confirmed in a letter from the Director General of Stamico dated 16th December 2010. In December 2010, the Company signed a binding heads of agreement with Stamico in terms of which, the Company will have the right to earn a 55% interest in the Buckreef Project, with Stamico holding the remaining 45%. A Definitive Joint Venture Agreement governing ownership and management of the Buckreef Project is expected to be signed in due course.  See “Risk Factors”.

The Prospecting Licences and Mining Licence awarded to the Company as part of the Joint Venture.   In addition, within these tenements are small scale artisanal gold operations, which comprise 53 Primary Mining Licences (PML) or “claims”, held mostly by local parties.

The Buckreef Project comprises a hilly area over which the surface and mineral rights are vested in the State.  There are no obligations on the Company to relocate local residents with respect to this Project. The Tanzanian Mining Act requires consultation with landowners for access and a written authorisation is required for access and construction (2010 Act, Part VII 95 and 96). Appropriate compensation for any damages incurred during the exploration process or relocation, is negotiated with Local Government Authorities and Village Council (Mining Act Part VIII 102). All disputes are settled by the Commissioner.

Material Agreements

The Tanzanian Mining Act makes provision for a Development Agreement between the Ministry of Energy and Minerals and mineral rights owners, the terms of which are valid for the Life of the Mine (LoM) and are constrained by the provisions of the Mining Act 2010.

A binding heads of agreement between Stamico and the Company has granted the Company the right to earn a 55% interest in the Buckreef Project, with Stamico holding the balance. A Definitive Joint Venture Agreement governing ownership and management of the Buckreef properties is expected to be signed in due course. The continued right to the Prospecting and Mining Licences will be subject to the conditions to be negotiated in the Joint Venture Agreement.

Conclusions and Recommendations

The Buckreef Technical Report contains the following conclusion and recommendations:

Hellman & Schofield Pty Ltd (Hellman and Schofield) was retained by the Company to undertake the Mineral Resource estimation for the Buckreef Project. The Mineral Resource estimates were based partially on a historic dataset that has been verified and deemed suitable for Mineral Resource estimation (Hellman and Schofield 2007), as well as Iamgold exploration data, which is similarly of a standard compliant with National Instrument and JORC reporting requirements. The Mineral Resources were estimated using Multiple Indicator Kriging (MIK) techniques in GS3 software produced by Hellman and Schofield. The model estimates resources into panels, which approximate the drillhole sample spacing throughout the majority of the study area. The Mineral Resource estimates within each panel were classified according to the distribution of sampling in the kriging neighbourhood and took into account the uncertainty in the estimates related to the proximity and distribution of the informing composites.

The NI 43-101 compliant Mineral Resource estimate for the Buckreef Project updated June 2011 is summarized as follows:

Summary June 2011 NI 43-101 Compliant Mineral Resource Estimate for  the Buckreef Project

DEPOSIT	MEASURED			INDICATED			INFERRED			MEASURED & INDICTED
	Tonnes (Mt)	Au Grade (g/t)	Contained Au (Moz)	Tonnes (Mt)	Au Grade (g/t)	Contained Au (Moz)	Tonnes (Mt)	Au Grade (g/t)	Contained Au (Moz)	Tonnes (Mt)	Au Grade (g/t)	Contained Au (Moz)
Buckreef	5.176	2.05	0.341	3.706	1.86	0.222	7.158	1.89	0.435	8.882	1.97	0.563
Buziba*				21.264	1.07	0.732	8.170	1.00	0.263	21.264	1.07	0.732
Bingwa							1.120	2.4	0.086
Tembo							0.725	2.18	0.051
TOTAL	5.176	2.05	0.341	24.970	1.19	0.954	17.173	1.51	0.835	30.146	1.34	1.295

Source: Hellman and Schofield 2011, Tanzanian Royalty Exploration Corporation 2011

Estimates over variable widths to 3m to 40m

Includes Mineral Resources below 1,100mRL

Bulk Density ranges 2.0g/cm3 to 2.8g/cm3

Inconsistencies in totals are due to rounding

Venmyn has not independently audited the Mineral Resources

Venmyn did not perform a full scale due diligence of the available information

Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability

*Low grade, high tonnage deposit for which lowering the cut-off grade permits much larger tonnages to be incorporated in the Mineral Resource estimate

55% attributable to the Company

Cut-off grade 0.5g/t Au

The geological continuity and grade distribution of the Buckreef mineralisation is well constrained and the upside potential to define additional Mineral Resources in extensions of the known orebody has been confirmed through drilling. The Mineral Resource base may be increased through implementing changes in the cut-off grades as the gold price improves and detailed infill drilling at the Buziba, Tembo and Bingwa Prospects will upgrade the classification of the Mineral Resources in those prospects.

The Company decided to publish the Mineral Resource statement at a 0.5g/t Au cut-off grade, to reflect the current and forecast dynamics of the global gold market.   In addition, the mineralisation below the 1.100mRL at Buckreef Prospect was included in the estimate as the Company considers the mineralisation below this level to have reasonable prospects for eventual economic extraction.  The 1,100mRL level is the anticipated maximum depth which could potentially be economically mined by open pit.

The exploration potential of the RGB has not been fully realised and the Company is well positioned to benefit when the full extent of the prospectivity of the greenstone belt is determined. Furthermore, the Buckreef Project benefits particularly from being an open pittable gold deposit, which can be brought rapidly into production to benefit from the current favourable gold market conditions. The definite upside potential to define further Mineral Resources serves to provide focus for future exploration and expansion of the project.

DESCRIPTION OF SHARE CAPITAL

The Company’s authorized capital consists of an unlimited number of Common Shares.  The Board subsequently resolved that the Company authorize for issuance up to a maximum of 105,000,000 common shares, subject to further resolutions of the Company’s board of directors.

As of July 5, 2011, there were 94,495,595 Common Shares issued and outstanding, 265,306 restricted stock units outstanding pursuant to the Company’s Restricted Stock Unit Plan, and 585,450 warrants outstanding.  Each restricted stock unit represents an entitlement to one Common Share of the Company, upon vesting.  Each outstanding warrant is exercisable for one Common Share.  In addition, an aggregate of 659,427 common shares are issuable on the conversion of previously issued convertible promissory notes.

The Common Shares are listed on the TSX under the symbol “TNX”, and on the AMEX under the symbol “TRX”.

Common Shares

The holders of Common Shares are entitled to vote, to receive dividends and to receive, subject to the right of holders of any other class of shares, the remaining property of the Company upon liquidation, dissolution or winding up of the Company.

CONSOLIDATED CAPITALIZATION

The following table sets forth the Company’s consolidated capitalization as at February 28, 2011 both before and after giving effect to the Offering (in thousands of dollars).

	February 28, 2011 before giving effect to the Offering (Cdn. $’000)	February 28, 2011 after giving effect to the Offering(1)(2) (Cdn. $’000)
Long-term debt (convertible debt)	3,899	3,899
Shareholders’ equity:
Capital stock	86,704	110,773
Contributed surplus	835	835
Warrants	852	852(2)
Deficit	(46,194)	(47,879)
Total shareholders’ equity	42,197	64,581
Total capitalization	46,096	63,931

Notes:

(1)

Based on the issuance of 4,237,289 Units for total gross proceeds of $25,000,005 less the Underwriter’s Fee of $1,750,000 and expenses of the Offering estimated to be $● (● Units).

(2)

The proceeds from the Offering have been allocated to share capital with no value being allocated to the Warrants.  The Company expects to update the table on filing of the final short form prospectus to allocate a portion of the proceeds to the Warrants.

Other than as described above, since February 28, 2011, there has not been any other material change to the consolidated capitalization of the Company.

PRIOR SALES

The following table summarizes the details of Common Shares and securities convertible into Common Shares issued by the Company within the 12 months prior to the date of this short form prospectus.

Date Issued/ Granted	Number of Securities	Security	Price per Security
August 17, 2010	-	3-year convertible promissory note (1)	-
August 17, 2010	22,166	Common shares	Cdn. $4.286
September 7, 2010	144,430	Common shares	Cdn. $5.539
September 23, 2010	-	3-year convertible promissory note (2)	-
October 4, 2010	-	3-year convertible promissory note (3)	-
November 5, 2010	800,000	Common shares	Cdn. $6.052
November 5, 2010	200,000	Warrants	Cdn. $7.309
November 5, 2010	64,000	Common shares	Cdn. $6.052
November 23, 2010	851,209	Common shares	Cdn. $5.874
November 23, 2010	212,802	Warrants	Cdn. $7.05
November 23, 2010	68,097	Common shares	Cdn. $5.874
January 31, 2011	690,150	Common shares	Cdn. $5.867
January 31, 2011	172,538	Warrants	Cdn. $6.903
January 31, 2011	58,663	Common shares	Cdn. $5.867

 (1)

On August 17, 2010, the Company completed a private placement with an arm’s length third party and issued a three-year convertible promissory note to an arm’s length third party in the principal amount of Cdn. $1,095,000 bearing interest at 3% and convertible into 255,484 common shares at a price of Cdn. $4.286 per common shares.

(2)

On September 23, 2010, the Company completed a private placement with an arm’s length third party and issued a three-year convertible promissory note in the principal amount of Cdn. $1,000,000 bearing interest at 3% and convertible into 221,337 common shares at a price of Cdn. $4.518 per common share.

(3)

On October 4, 2010, the Company completed a private placement with arm’s length third parties and issued three-year convertible promissory notes in the aggregate principal amount of Cdn. $1,060,000 bearing interest at 3% and convertible into 204,772 common shares at Cdn. $5.1765 per common share.

TRADING PRICE AND VOLUME OF THE COMMON SHARES

The Company’s outstanding Common Shares are listed for trading under the symbol “TNX” on the TSX and under the symbol “TRX” on the AMEX. The following table sets forth the high and low prices at which a board lot of the Company’s Common Shares were traded and the trading volumes of the Company’s Common Shares for the 12-month period before the date of this short form prospectus.

	TSX				AMEX
Period	High (Cdn. $)	Low (Cdn. $)	Close (Cdn. $)	Volume (Shares)	High (U.S. $)	Low (U.S. $)	Close (U.S. $)	Volume (Shares)
2010
July	5.53	4.81	5.26	679,486	5.10	4.70	5.10	5,496,476
August	5.98	5.10	5.89	1,017,477	5.63	5.00	5.51	7,446,722
September	7.79	5.74	7.40	2,158,077	7.51	5.46	7.21	13,796,458
October	7.64	6.80	7.05	1,237,093	7.489	6.62	6.98	10,024,020
November	7.43	6.32	6.70	1,487,415	7.41	6.21	6.56	9,821,403
December	7.39	6.52	7.28	1,375,759	7.40	6.589	7.30	11,543,306
2011
January	7.04	5.93	6.40	1.485,305	7.34	5.95	6.43	9,129,876
February	7.14	6.27	6.73	1,562,524	7.26	6.27	6.98	9,514,865
March	6.87	5.91	6.19	1,680,364	7.03	5.95	6.33	11,197,598
April	6.87	5.88	6.87	1,219,835	7.26	6.10	7.26	8,673,820
May	7.40	6.02	7.33	1,405,139	7.48	6.20	7.46	9,870,703
June	7.55	5.83	6.26	1,799,396	7.82	5.94	6.55	12,090,253
July 1 - 7	6.53	6.06	6.06	208,205	6.84	6.31	6.35	954,509

On July 8, 2011, the last trading day prior to the filing of this short form prospectus, the closing price of the Common Shares was Cdn. $6.31 on the TSX and U.S. $6.35 on the AMEX.

USE OF PROCEEDS

The net proceeds to the Company from the sale of the Units hereunder will be $23,250,000 million after deducting the Underwriter’s Fee of $1,750,000 but before deducting the estimated expenses of the Offering of $●.  See “Plan of Distribution”.

The Company intends to use the net proceeds of the Offering to fund ongoing exploration and mine development activities at the Buckreef Mine and for general working capital purposes.  The approximate amount of the net proceeds to be allocated to the foregoing uses is as follows:

Use of Proceeds	Total Funds
Buckreef Mine	$20,000,000
General working capital	3,250,000
Total	$23,250,000

While the Company intends to use the net proceeds for the stated purposes, the timing, amount and allocation of the Company’s actual expenditures will be based on many factors including proposals from mining consultants, completion of final feasibility study and other mining investment decisions initiated in the normal course of business.  Pending use of the net proceeds of the Offering, they will be invested in highly liquid investments with high credit quality institutions.  There are circumstances where a reallocation of the net proceeds may be advisable for business reasons that management believes are in the Company’s best interests.  See “Risk Factors”.

PLAN OF DISTRIBUTION

Pursuant to an Underwriting Agreement dated as of July 11, 2011 entered into between the Company and the Underwriter, the Company has agreed to issue and sell an aggregate of 4,237,289 Units to the Underwriter at a price of $5.90 per Unit, for aggregate gross proceeds of $25,000,005, and the Underwriter has agreed to purchase (or arrange for the purchase of) all of the Units on or about July 18, 2011 or such other date as may be agreed to by the Company and the Underwriter, but in any event no later than August 31, 2011.  The Offering Price of the Units was determined by negotiation between the Company and the Underwriter. Delivery of the Units is conditional upon payment at closing of $5.90 per Unit by the Underwriter to the Company.

In consideration for the services to be performed by the Underwriter, the Underwriting Agreement provides that the Company shall pay the Underwriter the Underwriter’s Fee equal to 7% of the gross proceeds of the Offering, less amounts previously paid by the Company to the Underwriter in respect of the Underwriter acting as placement agent for the Company.

As additional compensation, the Company will issue to the Underwriter that number of non-transferable Compensation Warrants equal to 7% of the total number of Units sold under the Offering.  Each Compensation Warrant will be exercisable for one Common Share at a price of $5.90 for a period of two (2) years after the Closing Date.  Upon completion of the Offering, the Company will grant the Underwriter an aggregate of 296,610 Compensation Warrants.

In addition to the Common Shares and Warrants comprising the Units, this short form prospectus also qualifies the Compensation Warrants for distribution.

The Company has applied to list on the TSX and the AMEX: (i) the Common Shares included in the Units, and (ii) the Common Shares issuable pursuant to the exercise of the Warrants included in the Units and the Compensation Warrants.  Listing of such Common Shares will be subject to the Company fulfilling all of the listing requirements of the TSX and the AMEX, respectively.

There is currently no market through which the Warrants may be sold and no such market is expected to develop after the completion of the Offering.  Purchasers may not be able to resell Warrants purchased under this short form prospectus. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the Warrants, and the extent of issuer regulation. See “Risk Factors”. The Company does not intend to apply to list the Warrants distributed under this short form prospectus on the TSX or the AMEX.

The Offering is being made in the provinces of British Columbia, Alberta and Ontario and in the United States. The Units will be offered in the provinces of British Columbia, Alberta and Ontario through the Underwriter or its affiliates who are registered to offer the Units for sale in such provinces and such other registered dealers as may be designated by the Underwriter.  Subject to applicable law the Underwriter may offer the Units outside of Canada.

The obligations of the Underwriter under the Underwriting Agreement may be terminated upon the occurrence of certain stated events.  The Underwriter is, however, obligated to take up and pay for all of the Units, if any of the Units are purchased under the Underwriting Agreement.  The Underwriter is entitled under the Underwriting Agreement to indemnification by the Company against certain liabilities and expenses.

Following the Closing, all of the Common Shares and Warrants comprising the Units sold pursuant to the Offering will be freely tradeable without restriction or further registration under applicable securities laws in the provinces of British Columbia, Alberta and Ontario, subject to restrictions applicable to control blocks.

On the Closing Date, the Common Shares and Warrants qualified for distribution under this short form prospectus will be available for delivery in book-entry form through either CDS or its nominee or DTCC or its nominee and will be deposited with CDS or DTCC.  Purchasers of Units will receive only a customer confirmation from the registered dealer that is a CDS participant or a DTCC participant and from or through which the Units are purchased.

The Company has agreed to indemnify the Underwriter and its affiliates, and the respective directors, officers, employees, agents and shareholders thereof against certain civil liabilities and expenses and to contribute to payments that the Underwriter may be required to make in respect thereof.

Pursuant to the rules and policy statements of certain Canadian securities regulators, the Underwriter may not, throughout the period of distribution under this short form prospectus, bid for or purchase any of the Company’s Common Shares. The foregoing restriction is subject to certain exceptions, including: (a) a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and stock exchanges, including the Universal Market Integrity Rules for Canadian Marketplaces administered by the Investment Industry Regulatory Organization of Canada, relating to market stabilization and passive market-making activities; (b) a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution; (c) a bid or purchase to cover a short position entered into prior to the distribution; and (d) transactions in compliance with U.S. Federal securities laws.

Any such trades are permitted only on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in or raising the price of the Company’s Common Shares. Subject to the foregoing and applicable laws in connection with the Offering, the Underwriter may over-allot the Common Shares or effect transactions intended to stabilize or maintain the market price of the Common Shares at a higher level than that which might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time during the Offering.

RISK FACTORS

The acquisition of the Units involves a high degree of risk and should be considered speculative. You should carefully consider the following risks set out below and other information contained in or incorporated by reference in this short form prospectus and the documents incorporated by reference before purchasing any of the Units. If any event arising from these risks occurs, the Company’s business, prospects, financial condition, results of operations or cash flows could be adversely affected, the trading price of Common Shares could decline and all or part of any investment may be lost.

The operations of the Company are highly speculative due to the high-risk nature of its business, which include the acquisition, financing, exploration and development of mineral properties.  The risks and uncertainties set out below and incorporated by reference herein are not the only ones facing the Company.  Additional risks and uncertainties not currently known to the Company, or that the Company currently deems immaterial, may also impair the Company’s operations.  If any of the risks actually occur, the Company’s business, financial condition and operating results could be adversely affected.  As a result, the trading price of the Common Shares could decline and investors could lose part or all of their investment. The Company’s business is subject to significant risks and past performance is no guarantee of future performance.

Risks relating to the Company

The Company has incurred net losses since its inception and expects losses to continue.

The Company has not been profitable since its inception. For the fiscal year ended August 31, 2010, the Company had a net loss of Cdn. $3,427,655 and an accumulated deficit on August 31, 2010 of Cdn. $43,884,125. The Company has never generated revenues and does not expect to generate revenues from operations until one or more of its properties are placed in production. There is a risk that none of the Company’s properties will be placed in production, and that the Company’s operations will not be profitable in the future.

The Company’s exploration activities are highly speculative and involve substantial risks.

The Company’s exploration activities are highly speculative and involve substantial risks. All of the Company’s properties are in the exploration stage and no proven mineral reserves have been established. The Company’s exploration work may not result in the discovery of mineable deposits of ore in a commercially economical manner. There may be limited availability of water, which is essential to milling operations, and interruptions may be caused by adverse weather conditions. The Company’s operations are subject to a variety of existing laws and regulations relating to exploration and development, permitting procedures, safety precautions, property reclamation, employee health and safety, air quality standards, pollution and other environmental protection controls. The Company’s exploration activities are subject to substantial hazards, some of which are not insurable or may not be insured for economic reasons.

The Company has uninsurable risks.

The Company may be subject to unforeseen hazards such as unusual or unexpected formations and other conditions. The Company may become subject to liability for pollution, cave-ins or hazards against which it cannot insure or against which it may elect not to insure. The payment of such liabilities may have a material, adverse effect on the Company’s financial position.

The Company depends on key management personnel.

The success of the operations and activities of the Company is dependent to a significant extent on the efforts and abilities of its management including James E. Sinclair, President and Chief Executive Officer, and Steve van Tongeren, Chief Financial Officer.  Investors must be willing to rely to a significant extent on their discretion and judgment. The Company does not have employment contracts with the President and Chief Executive Officer or the Chief Financial Officer. The Company maintains key-man life insurance on the President and Chief Executive Officer but not on the Chief Financial Officer of the Company.

Failure to maintain effective internal controls could have a material adverse effect on the Company’s operations.

The Company is required to document and test its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of the United States, which requires annual management assessments of the effectiveness of the Company’s internal controls over financial reporting, and a report by the Company’s independent auditors addressing these assessments. During the course of the Company’s testing, the Company may identify material weaknesses which the Company may not be able to remediate for its annual compliance with the requirements of Section 404. If the Company fails to achieve and maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, the Company may not be able to ensure that the Company can conclude on an ongoing basis that the Company has effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for the Company to produce reliable financial reports and are important to help prevent financial fraud. If the Company cannot provide reliable financial reports or prevent fraud, the Company’s business and operating results could be harmed, investors could lose confidence in the Company’s reported financial information, and the trading price of the Company’s stock could drop significantly.  Management identified, for the fiscal year ended August 31, 2010, a material weakness in internal controls affecting financial reporting of certain matters, which matters were corrected prior to management finalizing the financial statements for the period.  See management’s discussion and analysis of the financial condition and results of operations of the Company for the year ended August 31, 2010, as incorporated herein by reference.  The Company believes it has fully remediated the weakness previously identified, with full operating effectiveness control documentation and testing, including auditor attestation, to be completed at year end.

The Company has requirements for and there is an uncertainty of access to additional capital.

At February 28, 2011, the Company had cash and marketable securities of Cdn. $9,782,208 and working capital of Cdn. $9,686,614. The Company will continue to incur exploration costs to fund its plan of operations and intends to fund its plan of operations from working capital and equity subscriptions from the Company’s President and Chief Executive Officer. Ultimately, the Company’s ability to continue its exploration activities depends in part on the Company’s ability to commence operations and generate revenues or to obtain financing through joint ventures, debt financing, equity financing, production sharing agreements or some combination of these or other means.

The Company has no cash flow from operations and depends on equity financing for its operations.

The Company’s current operations do not generate any cash flow. Any work on the Company’s properties may require additional equity financing. If the Company seeks funding from existing or new joint venture partners, its project interests will be diluted. If the Company seeks additional equity financing, the issuance of additional shares will dilute the current interests of the Company’s current shareholders.  The Company may not be able to obtain additional funding to allow the Company to fulfill its obligations on existing exploration properties.  The Company’s failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and the possible partial or total loss of the Company’s potential interest in certain properties or dilution of the Company’s interest in certain properties.

Conflicts of interest may arise among the Company’s board of directors.

Anton Esterhuizen and Norman Betts, directors of the Company, are also directors, officers, or shareholders of other companies that are similarly engaged in the business of acquiring, developing, and exploiting natural resource properties. Mr. Esterhuizen is the Managing Director of Pangea Exploration (Pty.) Ltd., a South African company exploring for minerals in Africa and South America. He is also a Director of NWT Uranium Corp. Dr. Betts serves as Chair of the Board of Directors of Starfield Resources Inc. and as a director and member of the Audit Committee of Adex Mining Inc.

 Such associations may give rise to conflicts of interest from time to time if the Company were to enter into negotiations to acquire an interest in a mineral project in which their other companies hold an interest, or the Company were to enter into negotiations to sell or joint venture an interest in its mineral properties to any of these companies. The directors of the Company are required to act honestly and in good faith with a view to the best interests of the Company and disclose any interest which they may have in any project or opportunity of the Company. If a conflict of interest arises at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter.

Risks relating to the mining industry

The Company cannot accurately predict whether commercial quantities of ores will be established.

Whether an ore body will be commercially viable depends on a number of factors beyond the control of the Company, including the particular attributes of the deposit such as size, grade and proximity to infrastructure, as well as mineral prices and government regulations, including regulations relating to permitting, prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The Company cannot accurately predict the exact effect of these factors, but the combination of these factors may result in a mineral deposit being unprofitable. The Company has no mineral producing properties at this time.  Although the mineralized material estimates included herein have been carefully prepared by the Company, or, in some instances have been prepared, reviewed or verified by independent mining experts, these amounts are estimates only and there is a risk that a particular level of recovery of gold or other minerals from mineralized material will not in fact be realized or that an identified mineralized deposit, if any, will ever qualify as a commercially mineable or viable reserve.

The exploration for and development of mineral deposits involves significant risks.

Mineral resource exploration is a speculative business and involves a high degree of risk. The Company has recently completed a detailed review of historical diamond drilling results on the Buckreef Main, South and North Prospects which form the core of the Buckreef Project.  The Company is reviewing historical data for the Buckreef Project and evaluating previous drill results in the context of establishing the economic significance of the deeper resources at the Buckreef Project using current gold prices.  However, the exploration for and development of mineral deposits involves significant risks, which even a combination of careful evaluation, experience and knowledge may not eliminate. Although the discovery of a resource may result in substantial rewards, few explored properties are ultimately developed into producing mines.  Significant expenditures may be required to locate and establish reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site.

The Company may not be able to establish the presence of minerals on a commercially viable basis.

The Company’s ability to generate revenues and profits is expected to occur through exploration of its existing properties as well as through acquisitions of interests in new properties. The Company will need to incur substantial expenditures in an attempt to establish the economic feasibility of mining operations by identifying mineral deposits and establishing ore reserves through drilling and other techniques, developing metallurgical processes to extract metals from ore, designing facilities and planning mining operations. The economic feasibility of a project depends on numerous factors beyond the Company’s control, including the cost of mining and production facilities required to extract the desired minerals, the total mineral deposits that can be mined using a given facility, the proximity of the mineral deposits to a user of the minerals, and the market price of the minerals at the time of sale. The Company’s existing or future exploration programmes or acquisitions may not result in the identification of deposits that can be mined profitably.

The Company depends on consultants and engineers for its exploration programmes.

The Company has relied on and may continue to rely upon consultants for exploration development, construction and operating expertise. Substantial expenditures are required to construct mines, to establish ore reserves through drilling, to carry out environmental and social impact assessments, to develop metallurgical processes to extract the metal from the ore and, in the case of new properties, to develop the exploration infrastructure at any suite chosen for exploration. The Company may not be able to discover minerals in sufficient quantities to justify commercial operation, and the Company may not be able to obtain funds required for exploration on a timely basis.

The Company may not have clear title to its properties.

Acquisition of title to mineral properties is a very detailed and time-consuming process, and the Company’s title to its properties may be affected by prior unregistered agreements or transfers, or undetected defects. Several of the Company’s prospecting licenses are currently subject to renewal by the Ministry of Energy and Minerals of Tanzania. There is a risk that the Company may not have clear title to all its mineral property interests, or they may be subject to challenge or impugned in the future.  Although the Company believes that a Definitive Joint Venture Agreement governing ownership and management of the Buckreef Project is expected to be signed in due course, no assurance can be given that such agreement will be entered into or if entered into, that such agreement will contain terms favourable to the Company.  See “Mineral Properties – Ownership”.

Mining exploration, development and operating activities are inherently hazardous.

If the Company experiences mining accidents or other adverse conditions, the Company’s mining operations could be materially adversely affected.  The Company’s exploration activities may be interrupted by any or all of the following mining accidents such as cave-ins, rock falls, rock bursts, pit wall failures, fires or flooding.  In addition, exploration activities may be reduced if unfavourable weather conditions, ground conditions or seismic activity are encountered, ore grades are lower than expected, the physical or metallurgical characteristics of the ore are less amenable than expected to mining or treatment, dilution increases or electrical power is interrupted.  Occurrences of this nature and other accidents, adverse conditions or operational problems in future years may result in the Company’s failure to achieve current or future exploration and production estimates.

The Company cannot guarantee when its projects will be placed into production.

The Company’s ability to place its projects into production will be dependent upon using the services of appropriately experienced personnel or contractors and purchasing additional equipment, or entering into agreements with other major resource companies that can provide such expertise or equipment. There can be no assurance that the Company will have available the necessary expertise or equipment when and if the Company places its mineral deposit properties into production. If the Company is unable to successfully retain such expertise and equipment, its development and growth could be significantly curtailed.

Upon commencing production, the Company may not achieve its production estimates.

The Company is currently reviewing the levels of gold present at the Buckreef Project.  Though the Company identified a potentially economic, sub-surface, high grade gold-bearing quartz rubble bed, any potential production and revenues based on production from this area are estimates only. Estimates are based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and costs of mining and processing. The Company’s actual production from the Buckreef Project, if it ever achieves production, may be lower than its production estimates.  Each of these factors also applies to future development properties not yet in production at the Company’s other projects.  In the case of mines the Company may develop in the future, it does not have the benefit of actual experience in its estimates, and there is a greater likelihood that the actual results will vary from the estimates. In addition, development and expansion projects are subject to unexpected construction and start-up problems and delays.

Risks relating to the Market

The Company’s competition is intense in all phases of the Company’s business.

The Company competes with many companies possessing greater financial resources and technical facilities than itself for the acquisition of mineral interests, as well as for the recruitment and retention of qualified employees.

The Company’s exploration activities are subject to various federal, state and local laws and regulations.

Laws and regulation govern the development, mining, production, importing and exporting of minerals; taxes; labor standards; occupational health; waste disposal; protection of the environment; mine safety; toxic substances; and other matters. The Company requires licenses and permits to conduct exploration and mining operations. Amendments to current laws and regulations governing operations and activities of mining companies or more stringent implementation thereof could have a substantial adverse impact on the Company. Applicable laws and regulations will require the Company to make certain capital and operating expenditures to initiate new operations. Under certain circumstances, the Company may be required to close an operation once it is started until a particular problem is remedied or to undertake other remedial actions.

The Company’s mineral interests in Tanzania are held under prospecting licenses granted pursuant to the Mining Act, 1998 (Tanzania) for a period of up to three years, and are renewable two times for a period of up to two years each.  There are initial preparation fees and annual rental fees for prospecting licenses based on the total area of the license. Renewals of prospecting licenses can take many months and possibly even years to process by the regulatory authority in Tanzania and there is no guarantee that they will be granted. With each renewal, at least 50% of the licensed area must be relinquished and if the Company wishes to keep the relinquished one-half portion, it must file a new application for the relinquished portion.  There is no guarantee on the timing for processing the new application and whether it will be successful.

The Company is subject to the volatility of metal and mineral prices.

The economics of developing metal and mineral properties are affected by many factors beyond the Company’s control including, without limitation, the cost of operations, variations in the grade ore or resource mined, and the price of such resources. The market prices of the metals for which the Company are exploring are highly speculative and volatile. Depending on the price of gold or other resources, the Company may determine that it is impractical to commence or continue commercial production. The price of gold has fluctuated widely in recent years. The price of gold and other metals and minerals may not remain stable, and such prices may not be at levels that will make it feasible to continue the Company’s exploration activities, or commence or continue commercial production.

The Company’s business activities are conducted in Tanzania.

The Company’s principal exploration properties are currently located in the United Republic of Tanzania, Africa.  Though the government of Tanzania is a stable, multi-party democracy, there is no guarantee that this will continue.  Tanzania is surrounded by unstable countries enduring political and civil unrest, and in some cases, civil war.  There is no guarantee that the surrounding unrest will not affect the Tanzanian government and people, and therefore, the Company’s mineral exploration activities.  Any such effect is beyond the control of the Company and may adversely affect its business.

The Company may be affected in varying degrees by political stability and government regulations relating to the mining industry and foreign investment in Tanzania. The government of Tanzania may institute regulatory policies that adversely affect the exploration and development (if any) of the Company’s properties. Any changes in regulations or shifts in political conditions in this country are beyond the control of the Company and may adversely affect its business. Investors should assess the political and regulatory risks related to the Company’s foreign country investments.  The Company’s operations in Tanzania are also subject to various levels of economic, social and other risks and uncertainties that are different from those encountered in North America.  The Company’s operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, restrictions on foreign exchange and repatriation, income taxes, expropriation of property, environmental legislation and mine safety.  Other risks and uncertainties include extreme fluctuations in currency exchange rates, high rates of inflation, labour unrest, risks of war or civil unrest, government and civil unrest, regional expropriation and nationalization, renegotiation or nullification of existing concessions, licences, permits and contracts, illegal mining, corruption, hostage taking, civil war and changing political conditions and currency controls.  Infectious diseases (including malaria, HIV/AIDS and tuberculosis) are also major health care issues where the Company operates.

Mineral exploration in Tanzania is affected by local climatic and economic conditions.

The Company’s properties have year round access, although seasonal winter rains from December to March may result in flooding in low lying areas, which are dominated by mbuga, a black organic rich laustrine flood soils. Further, most lowland areas are under active cultivation for corn, rice, beans and mixed crops by subsistence farmers. As a result, the area has been deforested by local agricultural practices for many years. The seasonal rains and deforested areas can create a muddy bog in some areas, which can make access more difficult, and could impede or even prevent the transport of heavy equipment to the Company’s mineral properties at certain times of the year between December and March.

Commodity prices are subject to fluctuation.

The Company’s future earnings, if any, are directly related to commodity prices as revenues are derived from rental/option payments on its mineral properties and post-production royalties received on the sales of gold. Gold prices fluctuate widely and are affected by numerous factors beyond the Company’s control, including central bank purchases and sales, producer hedging and de-hedging activities, expectations of inflation, the relative exchange rate of the U.S. dollar with other major currencies, interest rates, global and regional demand, political and economic conditions, production costs in major gold-producing regions, speculative positions taken by investors or traders in gold and changes in supply, including worldwide production levels. The aggregate effect of these factors is impossible to predict with accuracy. In addition, the price of gold has on occasion been subject to very rapid short-term changes because of speculative activities. Fluctuations in gold prices may materially adversely affect the Company’s financial performance or results of operations.

The Company’s operations are subject to issues relating to security and human rights.

Civil disturbances and criminal activities such as trespass, illegal mining, theft and vandalism may cause disruptions at the Company’s operations in Tanzania which may result in the suspension of operations.  There is no guarantee that such incidents will not occur in the future.  Such incidents may halt or delay exploration, increase operating costs, result in harm to employees or trespassers, decrease operational efficiency, increase community tensions or result in criminal and/or civil liability for the Company or its employees and/or financial damages or penalties. The manner in which the Company’s personnel respond to civil disturbances and criminal activities can give rise to additional risks where those responses are not conducted in a manner that is consistent with international standards relating to the use of force and respect for human rights. The failure to conduct security operations in accordance with these standards can result in harm to employees or community members, increase community tensions, reputational harm to the Company and its partners or result in criminal and/or civil liability for the Company or its employees and/or financial damages or penalties. It is not possible to determine with certainty the future costs that the Company may incur in dealing with the issues described above at its operations.

Risks relating to the securities of the Company

Current global financial conditions.

Following the onset of the credit crisis in 2008, global financial conditions were characterized by extreme volatility. While global financial conditions subsequently stabilized, there remains considerable risk in the system given the extraordinary measures adopted by government authorities to achieve that stability.  Global financial conditions could suddenly and rapidly destabilize in response to future economic shocks, as government authorities may have limited resources to respond to future crises. Future economic shocks may be precipitated by a number of causes, including a continued rise in the price of oil, geopolitical instability and natural disasters. Any sudden or rapid destabilization of global economic conditions could impact the Company’s ability to obtain equity or debt financing in the future on terms favorable to the Company. In such an event, the Company’s operations and financial condition could be adversely impacted.

As a foreign private issuer, the Company is subject to different U.S. securities laws and rules than a domestic U.S. issuer, which may limit the information publicly available to U.S. shareholders.

The Company is a foreign private issuer under applicable U.S. federal securities laws and, therefore, is not required to comply with all the periodic disclosure and current reporting requirements of U.S. Exchange Act.  As a result, the Company does not file the same reports that a U.S. domestic issuer would file with the SEC, although the Company will be required to file with or furnish to the SEC the continuous disclosure documents that the Company is required to file in Canada under Canadian securities laws. In addition, the Company’s officers, directors, and principal shareholders are exempt from the reporting and “short swing” profit rules of Section 16 of the U.S. Exchange Act. Therefore, shareholders may not know on as timely a basis when the Company’s officers, directors and principal shareholders purchase or sell Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer. In addition, as a foreign private issuer the Company is exempt from the proxy rules under the U.S. Exchange Act.

The Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

In order to maintain the Company’s current status as a foreign private issuer, a majority of its Common Shares must be either directly or indirectly owned by non-residents of the United States, unless the Company also satisfies one of the additional requirements necessary to preserve this status.  The Company may in the future lose its foreign private issuer status if a majority of its Common Shares is held in the United States and it fails to meet the additional requirements necessary to avoid loss of foreign private issuer status.  The regulatory and compliance costs under U.S. federal securities laws as a U.S. domestic issuer may be significantly more than the costs incurred as a Canadian foreign private issuer eligible to use the MJDS. If the Company is not a foreign private issuer, it would not be eligible to use the MJDS or other foreign issuer forms and would be required to file periodic and current reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. In addition, the Company may lose the ability to rely upon exemptions from NASDAQ corporate governance requirements that are available to foreign private issuers.

United States investors may not be able to obtain enforcement of civil liabilities against the Company.

The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that the Company is governed by the Business Corporations Act (Alberta), that the some of the Company’s officers and directors and some of the experts named in this short form prospectus are residents of Canada or otherwise reside outside the United States, and that all, or a substantial portion of their assets and a substantial portion of the Company’s assets, are located outside the United States. It may not be possible for investors to effect service of process within the United States on certain of the Company’s directors and officers or the experts named in this short form prospectus or enforce judgments obtained in the United States courts against the Company, certain of its directors and officers or the experts named in this short form prospectus based upon the civil liability provisions of United States federal securities laws or the securities laws of any state of the United States.

There is some doubt as to whether a judgment of a United States court based solely upon the civil liability

Provisions of United States federal or state securities laws may not be enforceable in Canada against the Company, its directors and officers or the experts named in this short form prospectus. There is also doubt as to whether an original action could be brought in Canada against the Company or its directors and officers or the experts named in this short form prospectus to enforce liabilities based solely upon United States federal or state securities laws.

Risks relating to the Offering

Share prices will likely be highly volatile, and investment could decline in value or the entire investment may be lost.

The market price of the Common Shares is likely to be highly volatile and may fluctuate significantly in response to various factors and events, many of which the Company cannot control. The stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations. Volatility in the market price for a particular issuer’s securities has often been unrelated or disproportionate to the operating performance of that issuer. Market and industry factors may depress the market price of the Company’s securities, regardless of operating performance. Volatility in the Company’s securities price also increases the risk of securities class action litigation.

Future sales of the Company’s currently outstanding Common Shares could cause the market price of the Common Shares to decrease significantly, even if the Company’s business is doing well.

Sales of a significant number Common Shares, or the perception that these sales could occur, particularly with respect to sales by affiliates, directors, executive officers or other insiders, could materially and adversely affect the market price of the Company’s Common Shares and impair the Company’s ability to raise capital through the sale of additional equity securities.

Risk of dilution from further equity financings or exercise of Options and Warrants.

If the Company raises additional funding by issuing additional equity securities, such financing may substantially dilute the interests of the Company’s shareholders and reduce the value of their investment. Such additional financing may result in a substantial dilution to the Company’s shareholders and decrease the value of the Company’s securities.

No Market for Warrants.

There is currently no market through which the Warrants may be sold and no such market is expected to develop.  Purchasers may not be able to resell Warrants comprising part of the Units purchased under this short form prospectus. There can be no assurance that an active trading market will develop for the Warrants after completion of the Offering, or if developed, that such a market will be sustained at the price level of the Offering.

Fluctuations in the market price of the Common Shares can significantly affect the value of the Warrants, and such fluctuations may render the Warrants valueless in the event that the market price of the Common Shares is below the exercise price on the expiry date of the Warrants.

UNITED STATES INCOME TAX CONSEQUENCES

The income tax consequences of acquiring, holding or disposing of the Common Share and Warrant which are part of the Unit will vary according to the status of the investor, the jurisdiction in which he or she resides or carries on business and his or her own particular circumstances.  Each investor should seek independent advice regarding such tax consequences based on his or her own particular circumstances.

LEGAL MATTERS

Certain legal matters relating to the Offering will be passed upon by Borden Ladner Gervais LLP, on the Company’s behalf, and by Norton Rose OR LLP on behalf of the Underwriter. As at the date hereof, the partners and associates of Borden Ladner Gervais LLP, as a group and Norton Rose OR LLP, as a group, own, directly or indirectly, less than 1% of the Common Shares.

INTEREST OF EXPERTS

All technical and scientific disclosure as described or incorporated by reference in this short form prospectus is derived from the following Technical Reports, which reports were prepared by the following firm or persons:

▪

Update National Instrument 43-101 Technical Report on Tanzanian Royalty Exploration Corporation’s Buckreef Gold Project in Tanzania by Venmyn Rand (Pty) Limited by Fiona Harper, Andrew Neil Clay, and Peter Zizhou dated June 28, 2011;

▪

Report on the Lunguya Mineral Exploration Property of Tanzanian Royalty Exploration Corporation in the Kahama District, Shinyanga Region of the United Republic of Tanzania, East Africa” dated February 8, 2010; Report on the Ushirombo Mineral Exploration Property of Tanzanian Royalty Exploration Corporation in the Bukombe District, Shinyanga Region of the United Republic of Tanzania, East Africa dated August 31, 2009; and Report on the Kibara Mineral Exploration Property of Tanzanian Royalty Exploration Corporation in the Bunda District, Mara Region of the United Republic of Tanzania, East Africa dated October 31, 2009 prepared by Martin J. Taylor;

▪

Report on 2001 - 2008 Exploration Programs Kigosi Project Area, Ushirombo District, Shinyanga Region, in the United Republic of Tanzania, East Africa by J. G. Deane Pr. Sci. Nat and P. Zizhou Pr. Sci. Nat dated April 9, 2009;

and have been included in reliance on the expertise of such firm or individual.

Each of the individuals referenced above is a qualified person as such term is defined in NI 43-101. None of the persons referenced above, and their directors, officers, employees and partners, received or will receive a direct or indirect interest in the Company’s property or in the property of any of the Company’s associates or affiliates. As at the date hereof, each of the persons referenced above, and their directors, officers, employees and partners, beneficially own, directly or indirectly, less than 1% of any outstanding class of the Company’s securities.

AUDITORS, REGISTRAR AND TRANSFER AGENT

The Company’s auditors are KPMG LLP, Chartered Accountants, 777 Dunsmuir Street, Vancouver BC V7Y 1K3.

The registrar and transfer agent for the Common Shares to be issued under this short form prospectus is Computershare Trust Company of Canada, 510 Burrard Street, 3rd Floor, Vancouver BC V6C 3B9.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The Company has filed with the SEC a registration statement (the “Registration Statement”) on Form F-10 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) with respect to the Common Shares and Warrants.  This short form prospectus, including the documents incorporated by reference herein, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are contained in the exhibits to the Registration Statement as permitted by the rules and regulations of the SEC.   For further information with respect to the Company and Common Shares and Warrants, reference is made to the Registration Statement and the exhibits thereto.   Statements contained in this short form prospectus, including the documents incorporated by reference herein, as to the contents of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement.  Each such statement is qualified in its entirety by such reference.  The Registration Statement can be found on the SEC’s website, www.sec.gov.

The following documents have been filed with the SEC as part of the registration statement of which this short form prospectus is a part insofar as required by the SEC’s Form F-10:

•

the documents set forth under “Documents Incorporated by Reference” in this short form prospectus;

•

the consent of KPMG LLP, the Company’s independent registered public accounting firm;

•

the consent of J.G. Deane, Pr.SciNat;

•

the consent of Peter Zizhou, Pr.SciNat;

•

the consent of Martin J. Taylor, P.Geo.;

•

the  consent of Venmyn Rand (Pty) Limited - Fiona Harper;

•

the  consent of Venmyn Rand (Pty) Limited - Andrew Clay and;

•

the consent of Hellman and Schofield.

PART II — INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

Under the Business Corporations Act (Alberta), Tanzanian Royalty Exploration Corporation (the “Company”) may indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer or a body corporate of which the Company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding to which the individual is involved because of that association with the Company or other entity, and the Company may advance moneys to such an individual for the costs, charges and expenses of such a proceeding. The Company may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Company’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. In addition, the individual must repay any moneys advanced by the Company if the individual has not fulfilled the conditions set out in the preceding sentence.  Such indemnification or advance of moneys may be made in connection with a derivative action only with court approval. Such an individual is entitled to indemnification from the Company as a matter of right if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and the individual fulfilled the conditions set forth above.

In accordance with and subject to the Business Corporations Act (Alberta), the by-laws of the Company provide that the Company shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Company’s request as a director or officer, or a body corporate of which the Company is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or other entity if he acted honestly and in good faith with a view to the best interests of the Company or, as the case may be, to the best interests of the other entity for which he acted as a director or officer at the Company’s request, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Company shall also indemnify such person in such other circumstances as the Business Corporations Act (Alberta) permits or requires.

The Company maintains a directors’ & officers’ insurance policy for the benefit of the directors and officers of the Company and its subsidiaries against liability incurred by them in their official capacities for which they become obligated to pay to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits	Description
3.1	Underwriting Agreement*
4.1.

The 2010 Annual Report on Form 20-F of the Company for the year ended August 31, 2010 (Excluding the annual audited consolidated financial statements for the years ended August 31, 2010, 2009 and 2008).  (Incorporated by reference to the Company’s Form 20-F filed with the Commission on November 29, 2010).

4.2.

The audited annual consolidated financial statements of the Company for the years ended August 31, 2010 and 2009, together with the notes thereto and the auditors’ reports thereon.  (Incorporated by reference to the Company’s Form 6-K filed with the Commission on November 29, 2010).

4.3.

The management’s discussion and analysis of the financial condition and results of operations of the Company for the year ended August 31, 2010.  (Incorporated by reference to the Company’s Form 6-K filed with the Commission on November 29, 2010).

4.4.

The unaudited interim consolidated financial statements of the Company for the six months ended February 28, 2011 and 2010, together with the notes thereto.  (Incorporated by reference to the Company’s Form 6-K filed with the Commission on January 14, 2011).

4.5.

The management’s discussion and analysis of the financial condition and results of operations of the Company for the six month period ended February 28, 2011.  (Incorporated by reference to the Company’s Form 6-K filed with the Commission on January 14, 2011).

4.6.

Material change report of the Company dated December 21, 2010 in respect of the successful bid for Buckreef Gold Mine Re-Development Project in Northern Tanzania.  (Incorporated by reference to the Company’s Form 6-K filed with the Commission on December 22, 2010).

4.7.

Material change report of the Company dated April 15, 2011 in respect of the increase in the Buckreef Gold Project Resource Base.  (Incorporated by reference to the Company’s Form 6-K filed with the Commission on April 19, 2011).

4.8.

Notice of Meeting dated January 25, 2011 in respect of the Annual Meeting of Shareholders held on February 22, 2011, together with the Management Information Circular of the Company dated January 13, 2011 distributed in respect of such meeting.  (Incorporated by reference to the Company’s Form 6-K filed with the Commission on January 25, 2011).

4.9.

Technical Report dated February 22, 2011 entitled National Instrument 43-101 Technical Report on Tanzanian Royalty Exploration Corporation’s Buckreef Gold Project in Tanzania” prepared by Venmyn Rand (Pty) Limited dated February 22, 2011.  (Incorporated by reference to the Company’s Form 6-K filed with the Commission on February 22, 2011).

5.1.	The consent of KPMG LLP, the Company’s independent registered public accounting firm.
5.2	The consent of J.G. Deane, Pr.SciNat
5.3.	The consent of P.Zizhou, Pr.SciNat
5.4.	The consent of Martin J. Taylor, P.Geo.
5.5.	The consent of Venmyn Rand (Pty) Limited - Fiona Harper
5.6.	The consent of Venmyn Rand (Pty) Limited - Andrew Clay
5.7	The consent of Hellman and Schofield
6.1	Power of Attorney (set forth on signature page to this Registration Statement)

* To be filed by amendment

PART III — UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name and address of agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Surrey, Country of Canada, on 11, July, 2011.

Registrant:

Tanzanian Royalty Exploration Corporation

By

/s/ James E. Sinclair

James E. Sinclair,

Chief Executive Officer (Principal Executive Officer)

By

/s/ Steve van Tongeren

Steve van Tongeren ,

Chief Financial Officer (Principal Financial and  Accounting Officer)

- III -

Each person whose signature appears below hereby constitutes and appoints each of James. E. Sinclair and Steve van Tongeren his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature)

/s/ James E. Sinclair

James E. Sinclair, Director

(Date) July 11, 2011

(Signature)

/s/ Dr. Norman Betts

Dr. Norman Betts, Director

(Date) July 11, 2011

(Signature)

/s/ Anton Esterhuizen

Anton Esterhuizen, Director

(Date) July 11, 2011

(Signature)

/s/ Dr. William Harvey

Dr. William Harvey, Director

(Date) July 11, 2011

(Signature)

/s/ Joseph Kahama

Joseph Kahama, Chairman

(Date) July 11, 2011

(Signature)

/s/ Rosalind Morrow

Rosalind Morrow, Director

(Date) July 11, 2011

(Signature)

/s/ Abdulkarim H. Mruma

Abdulkarim H. Mruma, Director

(Date) July 11, 2011

(Signature)

/s/ Ulrich E. Rath

Ulrich E. Rath, Director

(Date) July 11, 2011

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